Exhibit 4.24

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

Contract Number: 0360200111-2022 Fangcun (Baozi) No. 0153

Maximum Amount Guarantee Contract

Important note: This contract is concluded by the parties through consultation on an equal and voluntary basis in accordance with law. All terms and conditions of this contract are true representations of the will of both parties. In order to protect the legitimate rights and interests of the surety, the creditor hereby requests the surety to pay full attention to the contents in bold in the contract terms.

Creditor: Guangzhou Fangcun Branch of Industrial and Commercial Bank of China Limited (hereinafter referred to as “Party A”)

Person in charge: Zhao Yong

Business Address: No. 256 Huadi Avenue North, Liwan District, Guangzhou

Tel and fax: 020-81590818

Guarantor: Xiamen Pop Culture Co., LTD. (hereinafter referred to as “Party B”)

Legal representative: Huang Zhuoqin

Business address or address: Unit 836, No. 5, Mu Cuo Road, Huli District, Xiamen City

Zip Code: 361006

Fax: / Tel: 13599518650

Email:

Contact: Huang Zhuoqin

Mobile number: 13599518650

[Party B must fill in the above information accurately and completely to ensure the timely delivery of subsequent relevant notices and legal documents]

In order to guarantee the realization of Party A’s creditor’s rights, Party B voluntarily provides Party A with a guarantee guarantee (counter-guarantee). In order to clarify the rights and obligations of both parties, Party A and Party B have entered into this contract through equal consultation in accordance with relevant laws and regulations.

Article 1 The secured principal creditor’s right

Article 1.1 The main creditor’s rights guaranteed by Party B are, In accordance with the domestic and foreign currency loan contract, foreign exchange transfer loan contract, bank acceptance agreement, letter of credit issuance agreement/contract, guarantee issuance agreement, international and domestic trade financing agreement, forward foreign exchange settlement and sale agreement and other financial derivative product agreements, precious metals (including gold, silver, platinum and other precious metals, the same below) signed with Guangzhou Shuzhi Communication Culture Co., LTD. (hereinafter referred to as the debtor), Party A has the claim against the debtor under the lease contract and other documents (hereinafter referred to as the master contract), whether or not the claim has expired at the end of the said period.

Period of occurrence of claims: from September 20, 2022 to October 31, 2027 (including the beginning date and expiration date of such period).

Maximum guarantee amount: RMB 5,000,000.00 (in words: five million yuan only)

Article 1.2 The maximum balance mentioned in the above article refers to the sum of the principal balance of the creditor’s right expressed in RMB on the date of determination of the principal creditor’s right under Party B’s guarantee liability.

Where the currency of the main claim is a foreign currency, it shall be converted into RMB according to the central rate of foreign exchange published by Party A; Where the precious metal lease is involved, the conversion formula whereby the principal of the precious metal lease claim is converted into RMB funds as stipulated in the precious metal lease contract (if the conversion method stipulated in the precious metal lease contract is not applicable on the date of determination of the main claim, for the purpose of this Article, The principal of precious metal lease claims shall be converted into RMB funds according to the closing price of the corresponding precious metal variety on the trading day of Shanghai Gold Exchange prior to the date on which the main claims are determined.

Article 2 Guaranty Method

Party B shall undertake the joint and several liability guarantee.

Article 3 Scope of Guaranty

Where it is agreed in Articles 1.1 and 1.2 that the principal creditor’s right is guaranteed under this contract, the scope of guarantee by Party B shall include the principal of the main creditor’s right (including the principal of the precious metal lease and the amount of RMB converted into the precious metal lease as agreed in the precious metal lease contract), interest, precious metal lease fee, compound interest, penalty interest, liquidated damages, excess or deficiency of precious metal lease weight, exchange rate losses (related losses caused by changes in exchange rates) and related losses caused by changes in precious metal prices Losses, transaction fees and other expenses incurred by the lessor under the precious metal lease contract for exercising the corresponding rights as stipulated in the master contract, and expenses for realizing the claims (including but not limited to litigation costs, attorneys’ fees, etc.).

Article 4 Guaranty Period

Article 4.1 If the main contract is a loan contract or precious metal lease contract, the guarantee period under this contract shall be three years from the next day after the expiration of the loan term or precious metal lease term under the independent contract; If Party A announces the early expiration of the loan or precious metal lease in accordance with the provisions of the master Contract, the guarantee period shall be three years from the next day after the early expiration date of the loan or precious metal lease.

Article 4.2 If the Master contract is a banker’s acceptance agreement, the guarantee period shall be three years from the date of Party A’s acceptance to the outside party.

Article 4.3 If the main contract is a guarantee agreement, the guarantee period shall be three years from the day after Party A performs the guarantee obligation.

Article 4.4 If the main contract is a letter of credit issuing agreement/contract, the guarantee period shall be three years from the day after Party A makes payment under the letter of credit.

Article 4.5 If the master contract is any other financing document, the guarantee period shall be three years from the day on which the credit determined in the contract becomes due or becomes due earlier.

Article 5 Representations and warranties of Party B

Party B makes the following representations and warranties to Party A:

Article 5.1 Party B shall be qualified as the principal guarantor according to law and shall provide Party A with the guarantee that it has obtained all necessary authorization or approval according to the procedures and powers stipulated in the articles of Association of the Company and shall not violate laws, regulations and other relevant provisions.

Article 5.2 If Party A is a listed company or a holding subsidiary of a listed company, Party A shall fulfill the obligation of information disclosure regarding the guarantee matters in a timely manner in accordance with the requirements of the Securities Law, the Rules on Listing of Stocks on the Stock Exchange and other laws, regulations and rules.

Article 5.3 The company shall have sufficient ability to undertake the guarantee liability and shall not be relieved or exempted from the guarantee liability due to any directive, change of financial status or any agreement signed with any third party.

Article 5.4 Fully understand the purpose of the debt under the master contract, provide the debtor with the guarantee guarantee is entirely voluntary, and the intention expressed under this contract is completely genuine. For international and domestic trade financing, Party B acknowledges that the underlying transactions on which the financing is based are true and free from fraud.

Article 5.5 The materials or information provided to Party A are true, accurate and complete in all respects without any false records, material omissions or misleading statements.

Article 5.6 If the principal creditor’s right guaranteed herein is the international trade financing provided by Party A to the debtor, Party B accepts and accepts the relevant international practice of the relevant business.

Article 5.7 If Party B is a natural person, it also represents and warrants as follows:

A. has full capacity for civil rights and full capacity for civil conduct;

B) having a legal source of income and sufficient capacity for compensation;

C, no malicious default on the principal and interest of bank loans, credit card malicious overdraft and other behaviors;

D, no gambling, drug abuse and other bad behavior or criminal record;

E, to provide guarantee to Party A has obtained the consent of the spouse.

Article 6 Party B’s promises

Party B undertakes to Party A as follows:

Article 6.1 Under any of the following circumstances, Party B shall unconditionally perform the warranty obligations under this contract as required by Party A’s notice:

(A) The debtor fails to pay off the main claim when it is due (including when it is due early);

B, Party B or the debtor is applied for bankruptcy or business closure, dissolution, liquidation, business suspension for rectification, business license revoked, revoked.

C. Party B’s main assets are sealed up, seized or frozen;

D) Party B, as a debtor or guarantor, defaults under other debts.

Article 6.2 Party A shall have the right to require Party B to assume the guarantee liability in the event of the guarantee of the principal creditor’s depositary, regardless of whether the guarantee is provided by the debtor or by a third party, and Party B undertakes not to raise any defense accordingly. If Party A abandons, changes or loses other security interests, Party B undertakes to continue to provide Party A with joint and several liability guarantee as agreed herein. Party B’s guarantee liability shall remain valid and shall not be void or reduced due to changes in other security interests.

Article 6.3 At the request of Party A, Party B shall provide Party A with financial information, tax payment vouchers and other relevant information reflecting its financial status in a timely manner.

Article 6.4 Under any of the following circumstances, Party B shall continue to perform its warranty obligations under this Contract without Party B’s consent:

A. Party A changes the main contract through negotiation with the debtor without aggravating Party B’s debts or extending the time limit for the performance of debts;

B. Under international and domestic trade financing, Party A and the debtor modify the letter of credit related to the master contract without aggravating the debtor’s payment obligation under the letter of credit or extending the payment period;

C. Party A transfers the master creditor’s right to a third party.

Article 6.5 Party A’s interests shall not be harmed if any form of guarantee is provided to a third party.

Article 6.6 In case of merger, division, capital reduction, equity change, equity pledge, transfer of major assets and creditor’s rights, major foreign investment, substantial increase of debt financing and other actions that may adversely affect Party A’s rights and interests, Party A shall obtain prior written consent of Party A or make satisfactory arrangements regarding its guarantee obligations under this contract. Otherwise, Party A shall not engage in any of the above activities.

Article 6.7 Party A shall be promptly notified under any of the following circumstances:

A. Changes in articles of association, business scope, registered capital, legal representative, or changes in equity;

B) closure of business, dissolution, liquidation, suspension of business for rectification, revocation of business license, revocation or application for bankruptcy;

C, involved or likely to be involved in major economic disputes, lawsuits, arbitration, or property is sealed up, seized or supervised according to law;

D. If Party B is a natural person, the domicile, work unit, contact information, etc., has been changed.

E. Issue corporate bonds, corporate bonds, short-term financing bonds or use other direct financing methods to increase the debt level;

F, other large borrowings or external guarantees.

Article 6.8 Sign and receive the written notice sent by Party A in time.

Article 6.9 In case of any of the following circumstances, Party B shall have an undefensible warranty obligation under domestic L/C, Buyer’s financing under domestic L/C, import L/C and import negotiation/payment on behalf of Party A. Party B shall not be exempt from liability or defense due to any judicial or administrative authority issuing a stop payment order, prohibition order, or taking measures to seal up, seize or freeze the property related to the letter of credit or similar measures:

A. Party A’s designees or authorizers have made payment in good faith in accordance with Party A’s instructions;

B. Party A or its designee or authorizer has issued a confirmation of payment due in good faith for the purchase price under the domestic L/C or has accepted the documents under the import L/C in good faith;

C. The confirming bank of the letter of credit has fulfilled the payment obligation in good faith;

D. The negotiating bank of the credit negotiated in good faith.

Article 6.10 Under the terms of delivery guarantee, endorsement of bill of lading and authorization for delivery, Party B shall not give credit to the debtor in respect thereof

Party B shall be exempt from liability or defense for non-payment of the credit.

Article 7 Party A’s Promises

Party A undertakes to keep confidential the non-public information in the relevant documents, financial information and other relevant information submitted by Party B when performing its obligations hereunder, except as otherwise stipulated by relevant laws and regulations and agreed herein.

Article 8 Determination of the principal claim

The creditor’s right guaranteed by the maximum amount guarantee shall be determined under any of the following circumstances:

A. Expiration of the period stipulated in Article 1.1;

(B) New claims are unlikely to occur again;

C) the debtor or Party B is declared bankrupt or dissolved;

D. Other circumstances in which the creditor’s right is determined according to the law.

Article 9 Breach of Contract

Article 9.1 After this Contract comes into force, either party shall be deemed to be in breach of contract if it fails to perform any of its obligations hereunder or breaches any of its representations, warranties and commitments hereunder. If any loss is caused to the other party, the party shall be compensated.

Article 9.2 If Party B fails to perform its warranty obligations under this contract, Party B agrees that Party A shall deduct all the accounts opened by Party B in Industrial and Commercial Bank of China to settle the debts under the main contract. If the amount deducted is not in accordance with the currency of the main Contract, the amount to be deducted shall be calculated according to the applicable exchange rate of the corresponding currency published by Party A on the date of deduction. Party B shall bear part of the interest and other expenses incurred between the deduction date and the repayment date (when Party A will convert the deduction amount into the currency of the main contract and actually repay the debts under the Main Contract according to the national foreign exchange management policy) and the difference caused by exchange rate fluctuations during this period.

Article 9.3 Unless otherwise provided herein, if either party breaches the contract, the other party shall have the right to take any other measures prescribed by laws, regulations and rules of the People’s Republic of China.

Article 10 Effective, modified and rescinded

Article 10.1 This Contract shall come into force upon Party A’s official seal or special contract seal and Party B’s signature (applicable to natural persons) or seal (applicable to units).

Article 10.2 Any modification to this Contract shall be made in writing by the parties through consultation. The modification clause or agreement shall form part of this Contract and have the same legal effect as this Contract. Except for the modified part, the remaining parts of this contract shall remain valid. The original terms and conditions of this Contract shall remain valid before the modification becomes effective.

Article 10.3 The invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of other provisions nor the validity of the Contract as a whole.

Article 10.4 The modification or termination of this Contract shall not affect the rights of each Contracting party to claim compensation for losses. The termination of this Contract shall not affect the validity of the dispute resolution provisions of this Contract.

Article 11 Dispute Resolution

The conclusion, validity, interpretation, performance and dispute resolution of this Contract shall be governed by the laws of the People’s Republic of China. All disputes and disputes arising out of or in connection with this Contract shall be settled by the parties through negotiation. If no agreement can be reached through negotiation, such disputes shall be settled by means of B(A/B) as follows:

A. The dispute shall be submitted to/Arbitration Commission for arbitration at L(Place of arbitration) in accordance with the Commission’s arbitration rules in force at the time of submission of the application for arbitration. The award of the arbitration shall be final and binding upon both parties.

B. The arbitration shall be settled by litigation in the local court of Party A.

Article 12 Confirmation of address for service of litigation/arbitration documents

Article 12.1 Party B confirms that the address recorded on the first page of this Contract shall be the address for service of litigation/arbitration documents related to disputes under this contract. Litigation/arbitration documents shall include but not limited to summons, notice of hearing, judgment, ruling, conciliation statement, notice of performance within a time limit, etc.

Article 12.2 Party B agrees that the arbitration institution or the court may use the fax and email mentioned on the first page of this Contract to serve arbitration/litigation documents, with the exception of the written judgment, decision and mediation.

Article 12.3 The above service agreement shall apply to all stages of the first instance, second instance, retrial and execution of the arbitration and litigation proceedings. At the above address, the arbitral institution or court may make service by direct mail.

Article 12.4 Party B shall ensure the authenticity and validity of the address, contact person, fax, E-mail and other information provided herein. In case of any change of the relevant information, Party B shall promptly notify Party A in writing; otherwise, the service made according to the original address information shall remain valid and Party B shall bear the legal consequences arising therefrom.

Article 13 Other Items

Article 13.1 Without written consent of Party A, Party B shall not assign all or part of its rights or obligations under this Contract.

Article 13.2 Party A’s failure or partial exercise or delay in exercising any right hereunder shall not constitute a waiver or modification of such right or any other right, nor shall it affect its further exercise of such right or any other right.

Article 13.3 Party A shall have the right to provide the information related to this Contract and other relevant information to the Credit Information Basic database of the People’s Bank of China or other credit databases established according to law for the inquiry and use of appropriately qualified institutions or individuals in accordance with the provisions of relevant laws and regulations or other normative documents or the requirements of financial regulators. Party A shall also have the right to inquire Party B’s relevant information through the credit Basic database of the People’s Bank of China and other credit databases established according to law for the purpose of conclusion and performance of the Contract.

Article 13.4 This contract is made in two originals, with one held by each party and each copy having the same legal effect.

Article 14 Other matters agreed upon by both parties

(There is no text below)

Party A: Industrial and Commercial Bank of China Service Company Limited

(Seal)

Party B: Xiamen Pop Culture Co., LTD

Signature (applicable to natural person)

Seal (applicable to unit)

Date: September 21, 2022

As the legal representative/authorized representative of the Guarantor, I hereby confirm that the Guarantor has provided the creditor with security as agreed herein and that the seal used in this Contract is true and valid, and that all procedures required for providing security have been completed.

Legal Representative/Authorized Representative of the Guarantor (Signature)